Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company.

JURISDICTION OF ORGANIZATION
McKesson International Bermuda IP3A Limited	Bermuda
McKesson Medical-Surgical Supply Chain Services LLC	United States
McKesson Plasma and Biologics LLC	United States
McKesson UK Finance I Limited	United Kingdom
McKesson UK Finance II Limited	United Kingdom
McKesson US Finance Corporation	United States
Northstar Healthcare Holdings Unlimited Company	Ireland